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The following investor presentation was presented by Goldgroup Mining Inc. (“Goldgroup”) at an industry conference on February 27, 2026, and relates to the proposed merger transaction between Goldgroup and Gold Resource Corporation. The presentation is filed herewith as additional definitive soliciting material.

A Rapidly Growing Gold & Silver Producer in Mexico FEBRUARY 2026 TSXV GGA OTCQX GGAZF FSE 55G0 GOLDGROUPMINING.COM

Disclaimer Important Notices And Disclaimer Goldgroup Mining Inc. Certain information contained in this presentation, including any information relating to future financial or operating performance, may be considered “forward-looking information” (within the meaning of applicable Canadian securities law) and “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995). These statements include, without limitation, statements relating to (i) the expected timeline for completion of the potential business combination transaction between Goldgroup and Gold Resource (the “Transaction”), (ii) the ability to complete the potential Transaction, and (iii) the anticipated benefits of the potential Transaction, including the expectation to put the San Francisco Mine back into operation and any estimated increase in production and cash generation of the combined company. These forward-looking statements reflect Goldgroup’s current internal projections, expectations or beliefs and are based on information currently available to them. In some cases forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking information is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to materially differ from those reflected in the forward-looking information, and are developed based on assumptions about such risks, uncertainties and other factors including, without limitation: receipt of all required TSXV, regulatory and other interested party approvals in connection with any proposed merger, including court approval and the Comisión Nacional Antimonopolio process; that the conditions precedent to the completion of the Transaction, including but not limited TSXV, regulatory, shareholder and court approvals, might not be obtained in a timely manner or at all; uncertainties related to actual capital costs operating costs and expenditures; production schedules and economic returns from projects referenced in this presenttion; timing to integrate the Transaction and acquisitions (Molimentales and the San Francisco Mine) and timing to complete additional exploration and technical reports; uncertainties associated with development activities; uncertainties inherent in the estimation of mineral resources and precious metal recoveries; uncertainties related to current global economic conditions; fluctuations in precious and base metal prices; uncertainties related to the availability of future financing; potential difficulties with joint venture partners; risks that title to mineral properties could be challenged; political and country risk; risks associated with Goldgroup being subject to government regulation; risks associated with surface rights; environmental risks; the need to attract and retain qualified personnel; risks associated with potential conflicts of interest; Goldgroup’s lack of experience in overseeing the construction of a mining project; risks related to the integration of businesses and assets acquired by Goldgroup; uncertainties related to the competitiveness of the mining industry; risk associated with theft; risk of water shortages and risks associated with competition for water; uninsured risks and inadequate insurance coverage; risks associated with potential legal proceedings; risks associated with community relations; outside contractor risks; risks related to archaeological sites; foreign currency risks; risks associated with security and human rights; and risks related to the need for reclamation activities on the mineral properties, as well as the risk factors disclosed in Goldgroup’s MD&A. Any and all of the forward-looking information contained in this presentation is qualified by these cautionary statements. Although Goldgroup believes that the forward-looking information contained in this presentation is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. Goldgroup expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise, except as may be required by, and in accordance with, applicable securities laws. Goldgroup | 2 TSZ.V GGA OTC GGAZF

NI 43-101 Information Cautionary Notes and Technical Disclosure Technical aspects of this presentation as they relate to Goldgroup Mining Inc. have been reviewed and approved Craig Gibson, PhD, CPG, an independent qualified person under NI 43-101. Cerro Prieto – Mineral Resource Estimates (MRE) for Cerro Prieto are contained in the technical report entitled “Cerro Prieto Project, Heap Leach Project, Magdalena de Kino, State of Sonora, Mexico” with an effective date of April 4, 2025 prepared by Rodrigo R. Carneiro, PE, José A. Olmedo, P.Eng., P.Geo. and Cristian Garcia, P.Eng. for Goldgroup. San Francisco – Mineral Resource estimates for San Francisco are being treated as historical estimates for Goldgroup. They are included in a technical report dated August 28, 2020 entitled “NI 43-101 F1 Technical Report, Pre-Feasibility Study, For The San Francisco Gold Project, Sonora, Mexico” prepared by Micon International Limited for Magna Gold Corp. authored by the following qualified persons; Willian J Lewis, P.Geo, Richard M. Gowans, P.Eng., Rodrigo Calles-Montijo, CPG, Nigrl Fung, B.Sc.H, B.Eng., P.Eng., Cristopher Jacobs, CEng, MIMMM and Ing. Alan San Martin, MAusIMM(CP) The historic report is available on SEDAR by searching Magna Gold Corp. Quoted historical resources were estimated using $1,500/oz gold price and average cutoff grades of 0.14 g/t gold and 0.12 g/t gold for San Francisco and La Chicharra deposits, respectively. Goldgroup believes the estimates to be relevant and reliable as they were prepared under NI 43-101 standards; however, a QP for Goldgroup has not done sufficient work to treat the mineral resource estimates as current estimates for Goldgroup and Goldgroup is not treating the historical estimate as current. References to San Francisco mine’s past production, growth potential and operational and production potential is being treated as historical. Goldgroup does not have a current technical report on San Francisco and has not made a production decision. Any decision to place San Francisco into production without establishing mineral reserves supported by a technical report and completing a feasibility study has a higher risk of economic or technical failure. References to Don David and Back Forty properties, readers are cautioned that both of these projects are currently assets of Gold Resources Corp, which company has signed a definitive plan of arrangement to merge with Goldgroup Mining Inc. This Plan of Arrangement is subject to shareholder, regulatory and court approval in British Columbia. There are no assurances that a successful merger will be fully approved and finalized leading to the Don David and Back Forty being assets of Goldgroup as a merged company. Don David – Mineral Resource estimates were prepared under SK 1300 which is not identical to NI 43-101. The approach used to establish mineral resources is set out in the Technical Report for the Don David Gold Mine called SK 1300 Technical Report Summary on the Don David Gold Mine Project, Oaxaca, Mexico with an effective date December 31, 2024. The report was written by Rodrigo Simidu, P. Eng., Marcelo Zangrandi, P. Geo, Patrick Frenette, P. Eng., Christian Laroche, P. Eng., and David Turner, P. Geo. Back Forty – Mineral Resource estimates were prepared under SK 1300 which is not identical to NI 43-101. The approach used to establish mineral resources is set out in the Technical Report for the Back Forty Project called SK-1300 Technical Report Summary on the Back Forty Project, Michigan, USA with an effective date September 30, 2023. The report was written by Marina Lundu, P.Geo. (InnovExplo), Carl Pelletier, P.Geo. (InnovExplo), Simon Boudreau, P.Geo. (InnovExplo), Eric Kinnan, P. Geo. (InnovExplo), Andrea K. Martin, P.E. (Foth Infrastructure & Environment), Michael J. Foleyn, P.E. (Formerly Director of Environment and Infrastructures, GRC), Rodrigo Simidu, P.Eng. (Principal Mining Engineer, GRC), Christian Laroche, P. Eng. (Metallurgist, GRC), Patrick Frenette, P.Eng.(VP Technical Services, GRC). AuEq values used in this presentation used formule: AuEq Grade (g/t) = Sum [(Ag grade)+Sum(Grade of metal I x price of metal I x recovery of metal I] divided by Price of Au x Recovery of Au re calculated. Metal pricing used for Don David Mine quoting from the S-K 1300 were US$3,657/oz Au, US$45/oz Ag, US$4.62/lb Cu, US$1.28/lb Zn, and US$0.88/lb Pb and for Back Forty Project quoting from the S-K 1300 were US$3,657/oz Au, US$45/oz Ag, US$4.62/lb Cu, US$1.28/lb Zn, and US$0.88/lb Pb. Goldgroup | 3 TSZ.V GGA OTC GGAZF

Further disclosure required by regulators under NI 43-101 pertaining to next slide page 5 of presentation disclosing published resources.

Don David – Mineral Resource estimates presented on next page were prepared under SK 1300 which is not identical to NI 43-101.

The tables below are the tonnage and grades of the resources and reserves as disclosed under SK-1300 and the combined weighted grades have been used in the gold equivalent calculations for the Don David Property disclosure within this presentation.

	Amount	Grades					Cut off grade
Arista	Ktonne	Au (g/t)	Ag (g/t)	Cu (%)	Pb (%)	Zn (%)	$/tonne
Measured mineral resources	4	0.54	79.4	0.31	1.35	5.14	120
Indicated mineral resources	201	1.02	164.5	0.29	0.94	2.54	120
Measured + Indicated mineral resources	**205**	**1.01**	**163.0**	**0.29**	**0.94**	**2.59**	**120**
Inferred mineral resources	1,838	1.03	100.3	0.23	1.29	3.62	120

Please say that again

Table 1-6: Don David Gold Mine (Alta Gracia Mine) - Summary of Gold, Silver and Base Metal Mineral Resources, exclusive of Mineral Reserves at December 31, 2024.

	Amount	Grades		Cut off grade
Altagracia	Ktonne	Au (g/t)	Ag (g/t)	Au_Eq/tonne
Measured mineral resources	27	0.81	370.6	2.35
Indicated mineral resources	141	0.49	270.0	2.35
Measured + Indicated mineral resources	**168**	**0.54**	**286.1**	**2.35**
Inferred mineral resources	148	0.62	295.6	2.35

Table 1-7: Don David Gold Mine – Summary of Gold, Silver and Base Metal Mineral Reserves at December 31, 2024(1)(4).

Description	Amount	Grades					Cutoff Grade	Metallurgical Recovery (%)				
Arista	KTonne	Au (g/t)	Ag (g/t)	Cu (%)	Pb (%)	Zn (%)	$/tonne	Au	Ag	Cu	Pb	Zn
Proven Mineral Reserves	60	2.3	276	0.2	1.2	3.1	120	79.5	91.4	73.9	71.8	83.2
Probable Mineral Reserves	1,057	1.2	135	0.2	0.7	2.2	120	79.5	91.4	73.9	71.8	83.2
Arista Mine Total	**1,117**	**1.3**	**143**	**0.2**	**0.7**	**2.2**						

Back Forty – Mineral Resource estimates were prepared under SK 1300 which is not identical to NI 43-101.

The tables below are the tonnage and grades of the resources and reserves as disclosed under SK-1300 and the combined weighted grades have been used in the gold equivalent calculations for the Back Forty Property disclosure within this presentation.

Table 1-2: Back Forty Project 2023 Mineral Resource Estimate by Mining Method

Area (Mining Method)	Classification	NSR cut-off ($/t)	Tonnes (000s)	Au (g/t)	Au (Moz)	Ag (g/t)	Ag (Moz)	Zn (%)	Zn (Mlbs)	Cu (%)	Cu (lbs)
Open pit	Indicated	33	9,360	2.41	725	28.06	8,444	3.74	772	0.36	74
	Inferred	33	566	2.70	49	48.84	889	1.31	16	0.35	4
UG long hole	Indicated	73	5,137	1.86	306	24.05	3,972	2.65	300	0.41	47
	Inferred	73	627	2.00	40	26.10	526	2.89	40	0.37	5
Total Indicated			14,497	2.21	1,032	26.64	12,416	3.35	1,072	0.38	121
Total Inferred			1,193	2.33	89	36.89	1,415	2.14	56	0.36	9

Notes to accompany the Mineral Resource Estimate:

AuEq values used in this presentation used formule: AuEq Grade (g/t) = Sum [(Ag grade)+Sum(Grade of metal I x price of metal I x recovery of metal I] divided by Price of Au x Recovery of Au re calculated. Metal pricing used for Don David Mine quoting from the S-K 1300 were US$3,657/oz Au, US$45/oz Ag, US$4.62/lb Cu, US$1.28/lb Zn, and US$0.88/lb Pb and for Back Forty Project quoting from the S-K 1300 were US$3,657/oz Au, US$45/oz Ag, US$4.62/lb Cu, US$1.28/lb Zn, and US$0.88/lb Pb.

Building a Portfolio of Producing Gold and Silver Assets to Fast-track Growth

Goldgroup | 5

Goldgroup Current Assets

Cerro Prieto	San Francisco
Sonora	Sonora
100% Interest Permitted Open Pit	100% Interest Permitted Open Pit
Producing 3+ Mine Life	Former Producer Re-Start Late 2026 7+ Mine Life
M&I Resources [1,2,4,5] 37 [4] Koz Au 0.37 g/t	M&I 2020 Historic Resource [2,6] 1.4 Million Au Oz [5] 0.45 g/t
• A smaller, low-cost gold mine. A steady, foundational asset which has never been exploited or explored to its full extent. Several new gold zones have been identified along trend. • Development, exploration and optimization upside.	• Production ready, resource upside, multiple exploration targets. • A large-scale project with extraordinary upside potential. • All infrastructure in place and in good condition allowing for cost effective development and expansion without major Capex.

+

Recently announced merger with Gold Resources Corp NYSE:GORO

Merger is subject to regulatory and shareholder approval

Don David	Back Forty
Oaxaca	Michigan
100% Interest Permitted Underground	100% Interest Needs Permitting Open Pit/Underground
Producing 4+ Mine Life	Development 9+ Mine Life
M&I Resources [1,2,5] (Koz Au Eq, g/t) 186 [3] (3.88 g/t)	M&I Resources [1,2,6] (Koz Au Eq, g/t) 1,743 [6] (3.74 g/t
• Significant precious metals deposit with associated base metals • Material silver content • Structurally controlled low to intermediate sulphidation epithermal deposits in veins and stockwork zones	• Large, gold rich VMS system. • Permitting required. • The mine plan contemplates a combined open pit and underground mining operation.


BACK FORTY
SAN FRANSICO
CERRO PRIETO
DON DAVID

(1) Based on long-term consensus pricing of US$3,350/oz Au, US$39.00/oz Ag, US$4.60/lb Cu , US$1.25/lb Zn, and US$0.95/lb Pb
(2) M&I resources are inclusive of Mineral Reserves, if any reserves available.
(3) S-K 1300 Technical Report (December 31, 2024)
4. NI 43-101 Technical Report (April 4, 2025).
5. See Cautionary Notes and Technical Disclosure
6. S-K 1300 Technical Report (September 30, 2023)

Note – all resources quoted above, historic or current, have been published in 43-101 or SK-1300 technical reports which are thoroughly described in slide 3 above, as to date of report, authors, publication dates and other relevant information. AuEq formula used to calculate AuEq numbers is shown on next slide. Please see pervious slide for additional disclosures.

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Goldgroup | 6

Portfolio of assets provides ability to significant increase production profile

Goldgroup is targeting re-ranking as a mid-tier producer targeting over 100,000 oz gold equivalent per year

Next

Actively pursuing additional M&A opportunities

Back Forty

Potential acquisition via announced merger. Complete feasibility & permitting for Back Forty development. Large, gold rich VMS system. The mine plan contemplates a combined open pit and underground mining operation at an average 2,600 tpd. Nearby power line and paved road access.

Don David

Production AuEq 2025 – 23,125 oz (10,413 oz in Q4)[2]

Potential acquisition via merger of producing underground mine (subject to all requisite shareholder & regulatory approvals). Development and exploration upside. Optimization program nearing completion, improving production with Q4 2025 contributing 45% of total 2025 production. Potential for 4X Q4 production during 2026.

San Francisco

2021 Historic Gold Production 48,871 Oz AU[1]

Acquisition of San Francisco gold project pending TSX.V final approval. Formerly producing open pit mine until 2023. All infrastructure in place, resource upside, multiple exploration targets. A large-scale open pit project with significant upside potential. Targeting late 2026 re-start.

Cerro Prieto

2025 AuEq Production 8,170 oz

A producing open pit heap leach gold mine with a transformative growth opportunity. Recently completed expansion work which is expected to increase annual gold production 3X 2025 production. Optimization strategy, including re-leaching of existing heap leach pads to further increase gold production. Exploration successfully extending mine life.

1) Source Magna Gold published historic production records on SEDAR, 2) Source – Gold Resources press release Jan 20th, 2026

3)AuEq values used in this presentation used formula: AuEq Grade (g/t) = Sum [(Ag grade)+Sum(Grade of metal I x price of metal I x recovery of metal I] divided by Price of Au x Recovery of Au re calculated. Metal pricing used for Don David Mine quoting from the S-K 1300 were US$3,657/oz Au, US$45/oz Ag, US$4.62/lb Cu, US$1.28/lb Zn, and US$0.88/lb Pb and for Back Forty Project quoting from the S-K 1300 were US$3,657/oz Au, US$45/oz Ag, US$4.62/lb Cu, US$1.28/lb Zn, and US$0.88/lb Pb

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Goldgroup | Gold Resource Corp 300 280 240 208 193 140 134 118 110 104 74 71 60 60 55 55 53 45 40 37 23 West African Aura Minerals Orezone K92 Mining Wesdome Galiano Bellevue McEwen Andean Pro Forma (incl. San Francisco) Caledonia Integra Contango Pro Forma Serabi Serabi Heliostar Robex Jaguar GORO GGA $5,365 $4,948 $2,785 $2,365 $1,866 $1,538 $1,422 $1,185 $1,026 $734 $731 $701 $661 $551 $505 $437 $403 $295 $224 $187 Aura Minerals K92 Mining West African Wesdome Bellevue Robex McEwen Orezone Andean Heliostar Galiano Integra Pro Forma Caledonia Jaguar GGA Contango Serabi GORO Cerrado S U C E S S F U L M E R G E R P R O V I D E S A T T R A C T I V E VALUATION 7 Major Growth Ahead. Potential scale of Intermediate Producers Market Capitalization (US$M) Source: S&P CapIQ and company disclosures as at February 25, 2026 (1) Most recent actuals where no guidance provided. (2) Pro forma including production from Cerro Prieto, San Francisco and Don David . Assume successful merger with Gold Resources and San Francisco restart. Production Guidance (Koz Au Eq)(1) Intermediate Producers Junior Producers Opportunity to re-rate to the intermediate peers as San Francisco starts production – targeting late 2026 2 as of February 2026 Share Structure Shares Outstanding 295,856,065 Fully Diluted 359,496,506 Warrants (all in the money) 58,877,941 ($40,161,558) Options 4,762,500 ($190,500) Market Cap $464 million Cash Position Feb 26, 2026 US$20 million Major Shareholders Eric Sprott (10%) Calu Opportunity Fund (19%) TSXV GGA OTCQX GGAZF FSE 55G0 One Year Price Chart GoldGroup Well funded – No debt Particular expertise in Mexico with track record of success Strong shareholder support Goldgroup | 8 TSZ.V GGA OTC GGAZF

Goldgroup | 9 Management & Directors Ralph Shearing CEO Anthony Balic CFO & Director Professional Geologist (APEGA) with extensive experience in exploration and mining. Since 1987, he has held senior executive roles, primarily as CEO/President of junior mining companies, including Luca Mining Corp., which he founded in 1986 and led through the exploration and initial development of the Tahuehueto mine in Durango, Mexico. Mr. Balic was previously the Director of Finance of Goldgroup, where he managed the entire finance and accounting function of the Company. Prior to this position, he was a Senior Manager at Deloitte LLP in Vancouver, where he specialized in assurance and advisory for mining companies. Corry Silbernagel, P.Eng, MBA Director Vancouver-based finance specialist with extensive experience in mining and energy. Previous CFO of Cabo Drilling Corp. and previously worked as a corporate advisor in strategy, finance, and business development. As a professional engineer, he has managed large-scale projects over $100 million for companies like Suncor Energy and TransAlta. Roberto Guzman Director Managing Partner of Restructure Advisors, specializing in restructuring and turnaround strategies across multiple industries. He was CFO of HeyBryan Media Inc. and held senior roles at Ascent Industries Corp., including CFO and Interim CEO. Previously, he was Managing Director of Investment Banking at Echelon Wealth Partners. Blair Jordan Director TSZ.V GGA OTC GGAZF Mr. Guzmán obtained a master's degree in Finance from the Universidad Tecnologica de Mexico in 1989 and has more than 25 years of experience in the Financial Sector, primarily in Mexico. Initially working as finance manager for several Mexican publicly traded companies as well as other private Mexican financial companies.

• Producing asset since 2014 • Recently completed expansion now providing infrastructure to increase gold production • Planning to reprocess and re-leach ~11 million tonnes leach pad material to increase gold production • A steady, foundational asset which has never been exploited or explored to its full extent • Several new gold zones have been identified along trend and are in definition drilling stage Cerro Prieto Open Pit Gold Mine Sonora, Mexico Goldgroup | 10 TSZ.V GGA OTC GGAZF PRODUCING MINE

• Development asset • Near term production - re-start targeting late 2026 • Resource upside, multiple exploration targets • Large-scale project with upside potential • Two pits were in operation. Large volume disseminated gold deposits • Historic 2021 Gold Production - 48,871 Oz AU1 from last full year of operations • All infrastructure in place allowing for a cost effective and timely restart of production. • NI 43-101 Technical Report currently being updated San Francisco Open Pit Gold Mine Sonora, Mexico Goldgroup | 11 TSZ.V GGA OTC GGAZF ADVANCED DEVELOPMENT 1) Source Magna Gold published historic production records on SEDAR

• Producing asset to be acquired through proposed merger with Gold Resources (subject to all requisite regulatory and shareholder approvals) • Significant precious metals deposit with associated base metals • Material silver content • Structurally controlled low to intermediate sulphidation epithermal deposits in veins and stockwork zones • Important high-grade zones • Development and exploration upside Don David Underground Gold Mine Oaxaca, Mexico Goldgroup | 12 TSZ.V GGA OTC GGAZF PRODUCING MINE

• Gold rich VMS system • The mine plan contemplates a combined open pit and underground mining operation at an average 2,600 tpd. Open pit mining would take place the first several years followed by underground production • Conduct Feasibility and with positive feasibility, permit for construction of mine. • Drilling on the property was conducted over several campaigns. Between 2002 and 2019, 642 boreholes totaling 124,580m were drilled. In addition to resource delineation drilling associated with the expansion of the Back Forty Mineral Resource Back Forty Open Pit/UG Development Michigan, USA Goldgroup | 13 TSZ.V GGA OTC GGAZF DEVELOPMENT

14 What we are building Continued aggressive strong growth track with M&A, optimization, development and exploration upside. A highly experienced and respected team in Mexico. We are uniquely qualified to recognize and act on opportunities in Mexico. A portfolio of top class producing assets generating strong cash flow. Gold Group We have a management team with particular expertise in the Mexican mining landscape - a team that recognizes good, undervalued assets and has the ability to acquire them and optimize them. TSZ.V GGA OTC GGAZF A new mid-tier gold producer with initial targeted production levels of 100,000+ oz annually with sights set well beyond.

Thank you HEAD OFFICE Suite 410, 1111 Melville Street Vancouver, BC V6E 3V6 Canada Telephone +1 (604) 306-6867 Email info@goldgroupmining.com INVESTOR RELATIONS TSZ.V GGA OTC GGAZF FSE: 55G0 GOLDGROUPMINING.COM